Filed Pursuant to Rule 433
Registration Statement No. 333-275898

•	CUSIP: 78017FQF3
•	Trade Date: April 10, 2024
•	Issue Date: April 15, 2024
•	Valuation Date: April 10, 2029
•	Maturity Date: April 13, 2029
•	Term: 5 years
•	Reference Assets: the Nasdaq-100 Index® (NDX) and the S&P 500® Index (SPX)
•	Participation Rate: 137.50%
•	Lesser Performing Reference Asset: the Reference Asset with the lowest Percentage Change
•	Percentage Change of each Reference Asset:

•	Payment at maturity linked to the Reference Asset with the lowest Percentage Change.
•	Receive a return based on 137.50% of the Percentage Change of the Lesser Performing Reference Asset if the level of that Reference Asset increases from its Initial Level to its Final Level.
•	Subject to 1% loss of the principal amount for each 1% that the Lesser Performing Reference Asset decreases if its Final Level is less than or equal to its Initial Level.

•	The notes are subject to Royal Bank of Canada’s credit risk.
•	The notes are not principal protected.
•	Your notes are likely to have limited liquidity.
•	Please see the following page for important risk factor information.

•	Each investor will agree to treat the notes as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes, as described in more detail in the product prospectus supplement.

Hypothetical Percentage Changes of the Lesser Performing Reference Asset	Payment at Maturity as Percentage of Principal Amount	Payment at Maturity per $1,000 in Principal Amount
50.00%	168.750%	$1,687.50
40.00%	155.000%	$1,550.00
30.00%	141.250%	$1,412.50
20.00%	127.500%	$1,275.00
10.00%	113.750%	$1,137.50
5.00%	106.875%	$1,068.75
2.00%	102.750%	$1,027.50
0.00%	100.000%	$1,000.00
-5.00%	95.000%	$950.00
-10.00%	90.000%	$900.00
-20.00%	80.000%	$800.00
-30.00%	70.000%	$700.00
-40.00%	60.000%	$600.00
-50.00%	50.000%	$500.00
-60.00%	40.000%	$400.00
-70.00%	30.000%	$300.00
-80.00%	20.000%	$200.00
-90.00%	10.000%	$100.00
-100.00%	0.000%	$0.00

DETERMINING PAYMENT AT MATURITY
If the Final Level of the Lesser Performing Reference Asset is less than its Initial Level, you will lose 1% of the principal amount for each 1% decline in the level of that Reference Asset from its Initial Level. The payment at maturity per $1,000 in principal amount of the notes will be calculated as follows:
$1,000 + ($1,000 x Percentage Change of the Lesser Performing Reference Asset)

Additional Key Information:
This document is a summary of the preliminary terms of an equity linked note that Royal Bank of Canada will issue. It does not contain all of the material terms of, or risks related to, these notes. You should read the preliminary terms supplement for the notes and the documents described below before investing. In addition, you should consult your accounting, legal and tax advisors before investing.  The preliminary terms supplement for this offering will be provided to you prior to your investment decision, and it may also be accessed here:
https://www.sec.gov/Archives/edgar/data/1000275/000114036124015421/ef20025234_424b2.htm
The notes are not bail-inable notes under the Canada Deposit Insurance Corporation Act.
You should review the preliminary terms supplement carefully prior to investing in the notes.  In particular, you should carefully review the relevant risk factors set forth therein, including, but not limited to, the following:
•	You May Lose All or a Substantial Portion of the Principal Amount at Maturity.
•	Your Payment at Maturity, if Any, Will Be Determined Solely by Reference to the Lesser Performing Reference Asset Even if the Other Reference Asset Performs Better.
•	The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.
•	Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.
•	There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses.
•	The Initial Estimated Value of the Notes Will Be Less than the Price to the Public.
•	The Initial Estimated Value of the Notes that We Will Provide in the Final Pricing Supplement Will Be an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set.
•	Our Business Activities and Those of Our Affiliates May Create Conflicts of Interest.
•	An Investment in the Notes Is Subject to Risks Relating to Non-U.S. Securities.
•	You Will Not Have Any Rights to the Securities Included in the Reference Assets.
•	The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments.

The Notes are not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (collectively, “Nasdaq”). Nasdaq has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Notes. Nasdaq makes no representation or warranty, express or implied to the owners of the Notes, or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the NDX to track general stock market performance. Nasdaq’s only relationship to us is in the licensing of the Nasdaq®, NDX trademarks or service marks, and certain trade names of Nasdaq and the use of the NDX which are determined, composed and calculated by Nasdaq without regard to us or the securities. Nasdaq has no obligation to take the needs of us or the owners of the Notes into consideration in determining, composing or calculating the NDX. Nasdaq is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. Nasdaq has no liability in connection with the administration, marketing or trading of the Notes.
The SPX is a product of S&P Dow Jones Indices LLC, a division of S&P Global, or its affiliates (“SPDJI”), and has been licensed for use by Royal Bank of Canada. Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC, a division of S&P Global (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). The Notes are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P or their respective affiliates, and none of such parties make any representation regarding the advisability of investing in the Notes nor do they have any liability for any errors, omissions, or interruptions of the SPX.
Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-877-688-2301.